Exhibit 23.2

Veri-Tek International Corp.

7402 West 100th Place

Bridgeview, IL 60455

August 24, 2006

Michael Goldberg

Partner

Freedman & Goldberg

31150 Northwestern Highway, Suite 200

Farmington Hills, MI 48334

Dear Mr. Goldberg:

Effective July 3, 2006, Veri-Tek International Corp. closed on the purchase of Manitex, LLC. through the acquisition of all of the membership interests of Quantum Value Management, LLC (an entity owned by certain stockholders). An 8-K was filed on July 10th in accordance with SEC regulations; however, the required financial statement exhibits were not included in this filing. They are required to be filed no later than 71 calendar days from the July 10th filing, or by September 19, 2006.

In order to comply with the historical financial and pro forma financial statements required under Regulation S-X, we are requesting Consent of your Independent Public Accounting Firm with respect to the inclusion of the following historical Audited Financial Statements (previously provided to management) for our 8-K/A filing:

•	Veri-Tek International, Corp. Balance Sheet & Statement of Operations for the period ended December 31, 2005 (filed in the 10-K dated 3-31-06 / Film No. 06728972)

•	Veri-Tek International, Corp. Balance Sheet for the period ended June 30, 2006 (filed in the 10-Q dated 8-14-06 / Film No. 061029109)

•	Veri-Tek International, Corp. Balance Sheet for the period ended June 30, 2005 (filed in the 10-Q dated 8-12-05 / Film No. 051018978)

Please signify your consent by executing a copy of this letter and returning it to me at the address above by September 1, 2006. If you should have any questions, please call me at (708) 237-2080.

We Consent to the use of the audit reports listed above.

Freedman & Goldberg

By:	Michael Goldberg
Title:	Partner

Signature:	/s/ Michael Goldberg

Date:	9-1-06

Thank you in advance for your assistance,

/s/ Gary J. Marron
Gary J. Marron
Corporate Accounting Manager Veri-Tek International 708 237 2080